Exhibit 99.1

Contact:	Thomas S. Elley
205-582-1200

FIRST US BANCSHARES, INC.

ANNOUNCES THIRD QUARTER 2020 RESULTS

BIRMINGHAM, AL (October 30, 2020) – First US Bancshares, Inc. (Nasdaq: FUSB) (the “Company”), the parent company of First US Bank (the “Bank”), today reported net income of $0.4 million, or $0.06 per diluted share, for the quarter ended September 30, 2020 (“3Q2020”), compared to $0.4 million, or $0.06 per diluted share, for the quarter ended June 30, 2020 (“2Q2020”) and $1.1 million, or $0.16 per diluted share, for the quarter ended September 30, 2019 (“3Q2019”). For the nine months ended September 30, 2020, the Company’s net income totaled $1.7 million, or $0.25 per diluted share, compared to $3.4 million, or $0.49 per diluted share, for the nine months ended September 30, 2019.

Net interest income improved to $9.0 million in 3Q2020, compared to $8.6 million in the previous quarter. The increase in net interest income was driven by significant loan growth during the quarter. Total loans averaged $609.6 million during 3Q2020, compared to $557.5 million during 2Q2020, an increase of $52.1 million, or 9.3%. The linked quarter growth in net interest income was partially offset by an increase in the provision for loan and lease losses in response to loan growth, as well as a modest reserve build in light of the current economic environment.

James F. House, President and CEO of the Company, stated, “We are pleased with the third quarter results, particularly in light of the challenging operating environment that we have experienced in 2020. The strong credit quality of our loan portfolio that has been built over the past several years has provided a solid footing that enables us to move forward in pursuing our loan growth initiatives. Our COVID-19-related payment deferments decreased to $18.4 million, or 2.9% of the loan portfolio, as of September 30, 2020, compared to $95.2 million, or 16.5% of the loan portfolio, as of June 30, 2020. In addition, we continue to gain insight as to the impact of the pandemic on our portfolio. As a result of the improving clarity and outlook, we were able to focus considerable effort during the quarter on loan growth, as well as our initiatives to reduce deposit costs, both of which should enhance earnings over time.”

Third Quarter 2020 Highlights

Loan Growth – Total loans increased by $61.1 million as of September 30, 2020 compared to June 30, 2020. The increase was most pronounced in indirect sales lending and commercial real estate lending, which grew by $35.4 million and $27.6 million, respectively, in 3Q2020, and the residential 1-4 family real estate portfolio also grew by $2.1 million in 3Q2020. The Company’s indirect sales portfolio is comprised of loans secured by collateral that generally includes recreational vehicles, campers, boats and horse trailers. Effective January 1, 2020, the portfolio was transferred to the Bank from Acceptance Loan Company, the Bank’s wholly owned subsidiary (“ALC”). During the COVID-19 pandemic, demand for this financing has grown substantially as consumers seek alternatives to more traditional travel and leisure activities. The growth in commercial real estate lending was focused on borrowers that management determined to be of appropriate credit quality and structure in the current environment under the Bank’s established underwriting criteria. Growth in indirect lending and commercial real estate lending was partially offset by decreases in the Bank’s commercial and industrial portfolio totaling $0.9 million, as well as a reduction in direct consumer lending, primarily through ALC’s branch system, that totaled $3.1 million during the quarter.

Net Interest Income – 3Q2020 net interest income increased by $0.3 million as a result of loan growth and the resulting shift of a portion of excess cash balances to higher-yielding assets. Net interest margin decreased nine basis points to 4.56% for 3Q2020, compared to 4.65% for 2Q2020. However, as a result of earning asset mix changes, combined with continued efforts to reduce deposit costs, reductions in net interest margin slowed in 3Q2020 compared to the previous quarter.

The interest rate environment precipitated by the pandemic has put significant pressure on our net interest margin, particularly in 2Q2020, as yields on interest-earning assets generally shifted downward more rapidly than rates on interest-bearing liabilities. During 3Q2020, management continued efforts to reprice deposit products in a manner consistent with the current environment. As a result of these efforts, the weighted average annualized rate paid for interest-bearing liabilities decreased to 0.68% for 3Q2020, compared to 0.80% for 2Q2020 and 1.16% for 3Q2019. Annualized total funding costs (including both interest-bearing and non-interest-bearing deposits and borrowings) decreased 10 basis points to 0.54% for 3Q2020, compared to 0.64% for 2Q2020 and 0.97% for 3Q2019. If the current interest rate environment continues, management expects to further reduce interest costs as interest-bearing liabilities continue to reprice.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

Balance Sheet Growth – Total assets as of September 30, 2020 increased by $7.2 million, or 0.9%, compared to June 30, 2020. Liabilities experienced continued growth in 3Q2020 primarily due to deposit growth. Deposit growth during 2020 has reflected the impact of the pandemic on both business and consumer deposit holders, including preferences for liquidity, loan payment deferments, tax payment deferments, stimulus checks and lower consumer spending. Total deposits as of September 30, 2020 were $7.0 million, or 1.0%, higher than deposit balances as of June 30, 2020 and were $61.7 million, or 9.0%, higher than deposit balances as of December 31, 2019. Of the total year-to-date increase in deposits as of September 30, 2020, $40.2 million represented non-interest-bearing deposits, while $21.5 million were interest-bearing.

Loan Loss Provision – The ratio of net charge-offs to average loans was 0.19% annualized for 3Q2020, compared to 0.27% annualized for 2Q2020 and 0.28% annualized for 3Q2019. Although net charge-off experience improved, the Company’s provision for loan losses increased to $1.0 million in 3Q2020, compared to $0.9 million in both 2Q2020 and 3Q2019. The provision increase in 3Q2020 occurred primarily to reserve for the significant loan growth during the quarter, as well as a modest reserve build in light of the economic uncertainty that continues to exist related to the pandemic. Excluding loans originated under the Paycheck Protection Program (“PPP Loans”), which are guaranteed by the Small Business Administration (the “SBA”), the allowance as a percentage of total loans was 1.16% as of September 30, 2020, compared to 1.15% as of June 30, 2020 and 1.02% as of September 30, 2019.

In accordance with relevant accounting guidance for smaller reporting companies, the Company has not yet adopted the Current Expected Credit Loss (CECL) accounting model for the calculation of credit losses. Management believes that the allowance for loan and lease losses as of September 30, 2020, which was calculated under an incurred loss model, was sufficient to absorb losses in the Company’s loan portfolio based on circumstances existing as of the balance sheet date. However, due to the uncertainty of the economic environment resulting from the pandemic, management will continue to closely monitor the impact of changing economic circumstances on the Company’s loan portfolio.

Asset Quality – Non-performing assets, including loans in non-accrual status and other real estate owned (OREO), were $4.0 million as of September 30, 2020, compared to $4.8 million as of December 31, 2019. As a percentage of total assets, non-performing assets totaled 0.47% as of September 30, 2020, compared to 0.61% as of December 31, 2019.

Non-interest Income – Non-interest income totaled $1.4 million in 3Q2020, compared to $1.3 million in 2Q2020 and $1.4 million in 3Q2019. For both of the nine-month periods ended September 30, 2020 and 2019, non-interest income totaled $4.0 million.

Non-interest Expense – Non-interest expense totaled $8.7 million during 3Q2020, compared to $8.6 million during 2Q2020 and $8.5 million during 3Q2019. Non-interest expense totaled $25.8 million for the nine-month period ended September 30, 2020, compared to $25.5 million for the nine-month period ended September 30, 2019.

Cash Dividend – The Company declared a cash dividend of $0.03 per share on its common stock in each quarter of 2020, resulting in a dividend of $0.09 per share for the nine months ended September 30, 2020, compared to $0.06 per share for the nine months ended September 30, 2019.

Regulatory Capital – During 3Q2020, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. As of September 30, 2020, the Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 11.71%. Its total capital ratio was 12.81%, and its Tier 1 leverage ratio was 9.08%.

Liquidity – As of September 30, 2020, the Company continued to maintain excess funding capacity sufficient to provide adequate liquidity for loan growth, capital expenditures and ongoing operations. The Company benefits from a strong core deposit base, a liquid investment securities portfolio and access to funding from a variety of sources, including federal funds lines, Federal Home Loan Bank advances and brokered deposits.

COVID-19 Borrower Support Actions – Following the declaration of COVID-19 as a global pandemic in March 2020, the Company participated in a number of actions to support borrowers, including the origination of PPP Loans to deliver funding to small business owners, as well as processing loan payment deferments for consumer and business borrowers.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

About First US Bancshares, Inc.

First US Bancshares, Inc. is a bank holding company that operates banking offices in Alabama, Tennessee and Virginia through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. The Company files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.firstusbank.com. More information about the Company and the Bank may be obtained at www.firstusbank.com. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the SEC, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to the sufficiency of the allowance for loan and lease losses, loan demand, cash flows, interest costs, growth and earnings potential, expansion and the Company’s positioning to handle the challenges presented by COVID-19, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas; market conditions and investment returns; changes in interest rates; the impact of the current COVID-19 pandemic on the Company’s business, the Company’s customers, the communities that the Company serves and the United States economy, including the impact of actions taken by governmental authorities to try to contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security (CARES) Act and subsequent federal legislation) and the resulting effect on the Company’s operations, liquidity and capital position and on the financial condition of the Company’s borrowers and other customers; the pending discontinuation of LIBOR as an interest rate benchmark; the availability of quality loans in the Bank’s and ALC’s service areas; the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets; collateral values; and cybersecurity threats. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended					Nine Months Ended
	2020			2019		2020	2019
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Results of Operations:
Interest income	$9,996	$9,780	$10,397	$10,825	$11,027	$30,173	$32,763
Interest expense	1,031	1,157	1,511	1,636	1,680	3,699	5,010
Net interest income	8,965	8,623	8,886	9,189	9,347	26,474	27,753
Provision for loan and lease losses	1,046	850	580	716	883	2,476	1,998
Net interest income after provision for loan and lease losses	7,919	7,773	8,306	8,473	8,464	23,998	25,755
Non-interest income	1,375	1,330	1,297	1,396	1,414	4,002	3,970
Non-interest expense	8,747	8,581	8,494	8,279	8,546	25,822	25,503
Income before income taxes	547	522	1,109	1,590	1,332	2,178	4,222
Provision for income taxes	136	118	262	381	214	516	865
Net income	$411	$404	$847	$1,209	$1,118	$1,662	$3,357
Per Share Data:
Basic net income per share	$0.07	$0.07	$0.13	$0.19	$0.17	$0.27	$0.52
Diluted net income per share	$0.06	$0.06	$0.13	$0.18	$0.16	$0.25	$0.49
Dividends declared	$0.03	$0.03	$0.03	$0.03	$0.02	$0.09	$0.06
Key Measures (Period End):
Total assets	$852,941	$845,747	$788,565	$788,738	$771,930
Tangible assets (1)	844,439	837,142	779,850	779,913	762,996
Loans, net of allowance for loan losses	627,605	566,062	539,685	545,243	544,519
Allowance for loan and lease losses	7,185	6,423	5,954	5,762	5,585
Investment securities, net	93,405	103,964	110,079	108,356	114,309
Total deposits	745,336	738,290	682,595	683,662	677,640
Short-term borrowings	10,045	10,334	10,152	10,025	221
Total shareholders’ equity	85,658	85,281	84,332	84,748	83,790
Tangible common equity (1)	77,156	76,676	75,617	75,923	74,856
Book value per common share	13.87	13.81	13.73	13.76	13.47
Tangible book value per common share (1)	12.49	12.41	12.31	12.33	12.03
Key Ratios:
Return on average assets (annualized)	0.19%	0.20%	0.43%	0.61%	0.57%	0.27%	0.57%
Return on average common equity (annualized)	1.91%	1.91%	4.02%	5.68%	5.28%	2.61%	5.45%
Return on average tangible common equity (annualized) (1)	2.12%	2.13%	4.49%	6.35%	5.92%	2.90%	6.13%
Net interest margin	4.56%	4.65%	4.97%	5.12%	5.23%	4.72%	5.20%
Efficiency ratio (2)	84.6%	86.2%	83.4%	78.2%	79.4%	84.7%	80.4%
Net loans to deposits	84.2%	76.7%	79.1%	79.8%	80.4%
Net loans to assets	73.6%	66.9%	68.4%	69.1%	70.5%
Tangible common equity to tangible assets (1)	9.14%	9.16%	9.70%	9.73%	9.81%
Tier 1 leverage ratio (3)	9.08%	9.36%	9.46%	9.61%	9.55%
Allowance for loan losses as % of loans (4)	1.13%	1.12%	1.09%	1.05%	1.02%
Nonperforming assets as % of total assets	0.47%	0.52%	0.60%	0.61%	0.35%

(1) Refer to Non-GAAP reconciliation of tangible balances and measures beginning on page 11
(2) Efficiency ratio = non-interest expense / (net interest income + non-interest income)
(3) First US Bank Tier 1 leverage ratio
(4) The allowance for loan losses as a % of loans excluding PPP Loans, which are guaranteed by the SBA, was 1.16% as of September 30, 2020

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

THREE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Three Months Ended			Three Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$609,609	$9,557	6.24%	$538,294	$10,114	7.45%
Taxable investment securities	95,402	393	1.64%	124,592	626	1.99%
Tax-exempt investment securities	3,530	16	1.80%	1,981	14	2.80%
Federal Home Loan Bank stock	1,135	11	3.86%	1,138	22	7.67%
Federal funds sold	80	—	—	14,442	85	2.34%
Interest-bearing deposits in banks	72,288	19	0.10%	28,858	166	2.28%
Total interest-earning assets	782,044	9,996	5.08%	709,305	11,027	6.17%
Non-interest-earning assets:
Other assets	68,424			72,414
Total	$850,468			$781,719

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$203,842	$130	0.25%	$165,877	$217	0.52%
Savings deposits	161,699	147	0.36%	157,822	389	0.98%
Time deposits	226,269	717	1.26%	241,433	1,016	1.67%
Total interest-bearing deposits	591,810	994	0.67%	565,132	1,622	1.14%
Borrowings	10,252	37	1.44%	10,166	58	2.26%
Total interest-bearing liabilities (1)	602,062	1,031	0.68%	575,298	1,680	1.16%
Non-interest-bearing liabilities:
Demand deposits	153,112			111,845
Other liabilities	9,638			10,585
Shareholders’ equity	85,656			83,991
Total	$850,468			$781,719

Net interest income		$8,965			$9,347
Net interest margin			4.56%			5.23%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.54% and 0.97% for the three-month periods ended September 30, 2020 and 2019, respectively

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

NET INTEREST MARGIN

NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended			Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest	Annualized Yield/ Rate %	Average Balance	Interest	Annualized Yield/ Rate %
ASSETS
Interest-earning assets:
Total Loans	$571,881	$28,433	6.64%	$521,304	$29,620	7.60%
Taxable investment securities	101,303	1,417	1.87%	137,793	2,156	2.09%
Tax-exempt investment securities	2,158	39	2.41%	2,125	43	2.71%
Federal Home Loan Bank stock	1,136	41	4.82%	853	45	7.05%
Federal funds sold	6,302	45	0.95%	12,246	227	2.48%
Interest-bearing deposits in banks	66,325	198	0.40%	38,890	672	2.31%
Total interest-earning assets	749,105	30,173	5.38%	713,211	32,763	6.14%
Non-interest-earning assets:
Other assets	71,594			71,834
Total	$820,699			$785,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Demand deposits	$185,667	$442	0.32%	$168,284	$639	0.51%
Savings deposits	161,026	605	0.50%	163,981	1,309	1.07%
Time deposits	232,824	2,553	1.46%	246,961	3,004	1.63%
Total interest-bearing deposits	579,517	3,600	0.83%	579,226	4,952	1.14%
Borrowings	10,201	99	1.30%	3,574	58	2.17%
Total interest-bearing liabilities (1)	589,718	3,699	0.84%	582,800	5,010	1.15%
Non-interest-bearing liabilities:
Demand deposits	136,052			110,291
Other liabilities	9,816			9,633
Shareholders’ equity	85,113			82,321
Total	$820,699			$785,045

Net interest income		$26,474			$27,753
Net interest margin			4.72%			5.20%

(1)   The annualized rate on total average funding costs, including total average interest-bearing liabilities and average non-interest-bearing demand deposits, was 0.68% and 0.97% for the nine-month periods ended September 30, 2020 and 2019, respectively

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Per Share Data)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Cash and due from banks	$14,709	$11,939
Interest-bearing deposits in banks	50,934	45,091
Total cash and cash equivalents	65,643	57,030
Federal funds sold	86	10,080
Investment securities available-for-sale, at fair value	85,682	94,016
Investment securities held-to-maturity, at amortized cost	7,723	14,340
Federal Home Loan Bank stock, at cost	1,135	1,137
Loans and leases, net of allowance for loan and lease losses of $7,185 and $5,762, respectively	627,605	545,243
Premises and equipment, net of accumulated depreciation of $23,443 and $22,570, respectively	28,337	29,216
Cash surrender value of bank-owned life insurance	15,771	15,546
Accrued interest receivable	2,883	2,488
Goodwill and core deposit intangible, net	8,502	8,825
Other real estate owned	985	1,078
Other assets	8,589	9,739
Total assets	$852,941	$788,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$152,942	$112,729
Interest-bearing	592,394	570,933
Total deposits	745,336	683,662
Accrued interest expense	365	537
Other liabilities	11,537	9,766
Short-term borrowings	10,045	10,025
Total liabilities	767,283	703,990

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,596,351 and 7,568,053 shares issued, respectively; 6,176,556 and 6,157,692 shares outstanding, respectively	75	75
Additional paid-in capital	13,680	13,814
Accumulated other comprehensive loss, net of tax	(106)	(46)
Retained earnings	93,862	92,755
Less treasury stock: 1,419,795 and 1,410,361 shares at cost, respectively	(21,853)	(21,850)
Total shareholders’ equity	85,658	84,748

Total liabilities and shareholders’ equity	$852,941	$788,738

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Interest income:
Interest and fees on loans	$9,557	$10,114	$28,433	$29,620
Interest on investment securities	439	913	1,740	3,143
Total interest income	9,996	11,027	30,173	32,763

Interest expense:
Interest on deposits	994	1,622	3,600	4,952
Interest on borrowings	37	58	99	58
Total interest expense	1,031	1,680	3,699	5,010

Net interest income	8,965	9,347	26,474	27,753

Provision for loan and lease losses	1,046	883	2,476	1,998

Net interest income after provision for loan and lease losses	7,919	8,464	23,998	25,755

Non-interest income:
Service and other charges on deposit accounts	298	472	995	1,375
Credit insurance income	54	175	252	426
Net gain on sales and prepayments of investment securities	—	45	326	67
Mortgage fees from secondary market	196	91	499	380
Lease income	206	212	630	633
Other income, net	621	419	1,300	1,089
Total non-interest income	1,375	1,414	4,002	3,970

Non-interest expense:
Salaries and employee benefits	5,138	5,089	15,467	15,272
Net occupancy and equipment	1,078	1,055	3,074	3,190
Computer services	470	421	1,311	1,105
Fees for professional services	325	316	1,004	879
Other expense	1,736	1,665	4,966	5,057
Total non-interest expense	8,747	8,546	25,822	25,503

Income before income taxes	547	1,332	2,178	4,222
Provision for income taxes	136	214	516	865
Net income	$411	$1,118	$1,662	$3,357
Basic net income per share	$0.07	$0.17	$0.27	$0.52
Diluted net income per share	$0.06	$0.16	$0.25	$0.49
Dividends per share	$0.03	$0.02	$0.09	$0.06

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

COVID-19 Loan Deferments

Uncertainty continues to exist as to what the ultimate economic impact of the COVID-19 pandemic will be on the Company’s borrowers. In response to this uncertainty, during the first nine months of 2020, the Company increased qualitative factors in the calculation of the allowance for loan and lease losses. Although we believe that the allowance was sufficient to absorb losses in the portfolio based on circumstances existing as of September 30, 2020, management is continuing to closely monitor the Company’s loan portfolio for indications of credit deterioration, particularly with respect to those loans that have had payments deferred in connection with the pandemic.

In accordance with section 4013 of the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Company implemented initiatives to provide short-term payment relief to borrowers who have been negatively impacted by COVID-19. Over 1,800 of the Company’s borrowers requested and were granted pandemic-related deferments by the Company during the nine months ended September 30, 2020. Although the interpretive guidance defines short-term as six months, the majority of deferments granted by the Company were for terms of 90 days or less. During 3Q2020, the principal balance of loans that were under COVID-19 deferment was reduced by $76.8 million. The table below summarizes all remaining COVID-19 payment deferments as of September 30, 2020 and June 30, 2020.

	As of September 30, 2020			As of June 30, 2020
	Number of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance	Number of Loans Deferred	Principal Balance of Loans Deferred	% of Portfolio Balance
	(Dollars in Thousands)
Loans secured by real estate:
Construction, land development and other land loans	1	$2,259	6.4%	7	$4,544	14.5%
Secured by 1-4 family residential properties	8	398	0.4%	50	9,474	10.2%
Secured by multi-family residential properties	—	—	—	12	29,726	60.9%
Secured by non-farm, non-residential properties	10	14,084	7.7%	49	42,797	26.6%
Commercial and industrial loans	2	529	0.6%	9	1,460	1.7%
Consumer loans:
Direct consumer	77	284	0.9%	442	2,188	6.6%
Branch retail	36	353	1.1%	172	1,856	5.6%
Indirect sales	19	509	0.4%	123	3,199	3.6%
Total loans	153	$18,416	2.9%	864	$95,244	16.5%

Although the credit quality of these deferred loans will continue to be evaluated on an ongoing basis in accordance with the Company’s uniform framework for establishing and monitoring credit risk, in accordance with regulatory guidance related to the CARES Act, loans for which payments were deferred related to COVID-19 will generally not be considered troubled debt restructurings or placed in past due or nonaccrual status during the deferment period.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

Non-GAAP Financial Measures

In addition to the financial results presented in this press release that have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company’s management believes that certain non-GAAP financial measures and ratios are beneficial to the reader. These non-GAAP measures have been provided to enhance overall understanding of the Company’s current financial performance and position. Management believes that these presentations provide meaningful comparisons of financial performance and position in various periods and can be used as a supplement to the GAAP-based measures presented in this press release. The non-GAAP financial results presented should not be considered a substitute for the GAAP-based results. Management believes that both GAAP measures of the Company’s financial performance and the respective non-GAAP measures should be considered together.

The non-GAAP measures and ratios that have been provided in this press release include measures of operating income, tangible assets and equity, and certain ratios that include tangible assets and equity. Discussion of these measures and ratios is included below, along with reconciliations of each relevant non-GAAP measure to GAAP-based measures included in the financial statements previously presented in the press release.

Operating Income

In addition to GAAP-based measures of net income, management periodically reviews certain non-GAAP measures of pre-tax income that factor out the impact of discrete income or expense items that, although not unusual, infrequent or nonrecurring, tend to fluctuate significantly from quarter to quarter or are based on events that are not necessarily indicative of the Company’s core operating earnings as a financial institution. An example includes the provision for loan and lease losses, which, although a core part of the Company’s operating activities, may fluctuate significantly based on the level of loan growth in a quarter, changes in economic factors or other events during the quarter. Examples of items that are not necessarily considered by management to be core to the Company’s operating earnings include accretion and amortization of discounts, premiums and intangible assets associated with purchase accounting. In its own analysis, management has defined operating income as a non-GAAP financial measure that adjusts net income for the following items:

•	Provision for (benefit from) income taxes
•	Accretion of discount on purchased loans
•	Accretion of premium on purchased time deposits
•	Gains (losses) on sales and prepayments of investment securities
•	Gains (losses) on settlements of derivative contracts
•	Gains (losses) on sales of foreclosed real estate
•	Gains on sales of fixed and other assets
•	Provision for loan and lease losses
•	Amortization of core deposit intangible asset
•	Acquisition expenses

A reconciliation of the Company’s net income to its operating income for each of the most recent five quarters as of September 30, 2020 is set forth below. A limitation of the non-GAAP calculation of operating income presented below is that the adjustments to the comparable GAAP measure (net income) include gains, losses or expenses that the Company does not expect to continue to recognize at a consistent level in the future; however, the adjustments of these items should not be construed as an inference that these gains, losses or expenses are unusual, infrequent or nonrecurring.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

OPERATING INCOME – LINKED QUARTERS

(Non-U.S. GAAP Unaudited Reconciliation)

	Quarter Ended
	2020			2019
	September 30,	June 30,	March 31,	December 31,	September 30,
	(Dollars in Thousands)
Net income	$411	$404	$847	$1,209	$1,118
Add back:
Provision for income taxes	136	118	262	381	214
Income before income taxes	547	522	1,109	1,590	1,332
Subtract adjustments to net interest income:
Accretion of discount on purchased loans	(140)	(226)	(131)	(174)	(180)
Accretion of premium on purchased time deposits	(3)	(5)	(9)	(11)	(21)
Net adjustments to net interest income	(143)	(231)	(140)	(185)	(201)
Add back (subtract) non-interest adjustments:
Net gain on sales and prepayments of investment securities	—	(326)	—	(25)	(45)
Net loss on sales of foreclosed real estate	6	5	5	30	19
Gain on sales of fixed and other assets	(315)	—	—	—	—
Provision for loan and lease losses	1,046	850	580	716	883
Amortization of core deposit intangible	103	110	110	110	122
Net non-interest adjustments	840	639	695	831	979
Operating income	$1,244	$930	$1,664	$2,236	$2,110

Tangible Balances and Measures

In addition to capital ratios defined by GAAP and banking regulators, the Company utilizes various tangible common equity measures when evaluating capital utilization and adequacy. These measures, which are presented in the financial tables in this press release, may also include calculations of tangible assets. As defined by the Company, tangible common equity represents shareholders’ equity less goodwill and identifiable intangible assets, while tangible assets represent total assets less goodwill and identifiable intangible assets.

Management believes that the measures of tangible equity are important because they reflect the level of capital available to withstand unexpected market conditions. In addition, presentation of these measures allows readers to compare certain aspects of the Company’s capitalization to other organizations. In management’s experience, many stock analysts use tangible common equity measures in conjunction with more traditional bank capital ratios to compare capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets that typically result from the use of the purchase accounting method in accounting for mergers and acquisitions.

These calculations are intended to complement the capital ratios defined by GAAP and banking regulators. Because GAAP does not include these measures, management believes that there are no comparable GAAP financial measures to the tangible common equity ratios that the Company utilizes. Despite the importance of these measures to the Company, there are no standardized definitions for the measures, and, therefore, the Company’s calculations may not be comparable with those of other organizations. In addition, there may be limits to the usefulness of these measures to investors. Accordingly, management encourages readers to consider the Company’s consolidated financial statements in their entirety and not to rely on any single financial measure. The table below reconciles the Company’s calculations of these measures to amounts reported in accordance with GAAP.

First US Bancshares, Inc. Announces Third Quarter 2020 Results

October 30, 2020

		Quarter Ended					Nine Months Ended
		2020			2019		2020	2019
		September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
		(Dollars in Thousands, Except Per Share Data)
		(Unaudited Reconciliation)
TANGIBLE BALANCES
Total assets		$852,941	$845,747	$788,565	$788,738	$771,930
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,067	1,170	1,280	1,390	1,499
Tangible assets	(a)	$844,439	$837,142	$779,850	$779,913	$762,996

Total shareholders’ equity		$85,658	$85,281	$84,332	$84,748	$83,790
Less: Goodwill		7,435	7,435	7,435	7,435	7,435
Less: Core deposit intangible		1,067	1,170	1,280	1,390	1,499
Tangible common equity	(b)	$77,156	$76,676	$75,617	$75,923	$74,856

Average shareholders’ equity		$85,656	$84,953	$84,721	$84,345	$83,991	$85,112	$82,321
Less: Average goodwill		7,435	7,435	7,435	7,435	7,435	7,435	7,435
Less: Average core deposit intangible		1,115	1,224	1,332	1,442	1,556	1,223	1,685
Average tangible shareholders’ equity	(c)	$77,106	$76,294	$75,954	$75,468	$75,000	$76,454	$73,201

Net income	(d)	$411	$404	$847	$1,209	$1,118	$1,662	$3,357
Common shares outstanding (in thousands)	(e)	6,177	6,176	6,143	6,158	6,222

TANGIBLE MEASURES
Tangible book value per common share	(b)/(e)	$12.49	$12.41	$12.31	$12.33	$12.03

Tangible common equity to tangible assets	(b)/(a)	9.14%	9.16%	9.70%	9.73%	9.81%

Return on average tangible common equity (annualized)	(1)	2.12%	2.13%	4.49%	6.35%	5.92%	2.90%	6.13%

(1)	Calculation of Return on average tangible common equity (annualized) = ((net income (d) / number of days in period) * number of days in year) / average tangible shareholders’ equity (c)